Ex. 10.7

2026 STOCK REPURCHASE PLAN

VERI MEDTECH HOLDINGS, INC.

JULY 15, 2026

Stock Repurchase Program: The 2026 Program authorizes the Company to repurchase, at any time, up to 3,000,000 shares of its VRHI common stock on the open market, in privately negotiated transactions or otherwise at the Company’s sole discretion.  The 2026 Program may be altered, suspended, or terminated at any time based on various factors including but not limited to market conditions, share price, alternative investment opportunities. The 2026 Program does not obligate or mandate the Company to make any stock purchases of any specific amount, supersedes any other program(s) and continues until terminated.